SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

      Filed by the registrant [x]
      Filed by a party other than the registrant [ ]

      Check the appropriate box:
      [ ] Preliminary proxy statement
      [x] Definitive proxy statement
      [ ] Definitive additional materials
      [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule
14a-12

                            WINDMERE CORPORATION


              (Name of Registrant as Specified in Its Charter)

                            WINDMERE CORPORATION


                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
      [x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
or 14a-6(j)(2).
      [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
      [ ] Fee computed on the table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:





      (2) Aggregate number of securities to which transactions apply:




      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:




      (4) Proposed maximum aggregate value of transaction:




      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:




      (2) Form, schedule or registration statement no.:




      (3) Filing party:




      (4) Date Filed:



























                            WINDMERE CORPORATION

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held May 10, 1994

      NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Windmere Corporation, a Florida corporation (the
"Company"), will be held at Don Shula's Hotel, Main Street, Miami
Lakes, Florida 33014, on Tuesday, May 10, 1994, at 10:00 a.m.
local time, for the following purposes:

      1.    To elect three members to Class I of the Company's
Board of Directors, to serve until the 1997 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

      2. To ratify the reappointment of Grant Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1994; and

      3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

      The Board of Directors has fixed the close of business on March 21, 1994 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual
Meeting and any adjournments thereof.

      Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.


                                   By Order of the Board of
Directors,



                                   Jerald I. Rosen, Secretary

Miami Lakes, Florida
April 11, 1994


THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.



                     1994 ANNUAL MEETING OF SHAREHOLDERS
                                     OF
                            WINDMERE CORPORATION



                               PROXY STATEMENT



      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Windmere Corporation, a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.10 per share (the "Common Stock"), for use at the 1994 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 10, 1994, or at any adjournment(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is April 11, 1994. Shareholders should review the information provided herein in conjunction with the Company's 1993 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467, and its telephone number is (305) 362-2611.


                        INFORMATION CONCERNING PROXY

      The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person, at the Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

      The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone, and the Company may use the services of a proxy solicitation firm at a cost of up to $7,000. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.


                           PURPOSES OF THE MEETING

      At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

      (1) The election of three members to Class I of the Company's Board of Directors to serve until the 1997
             Annual Meeting of Shareholders or until their successors are duly elected and qualified;

      (2)    The ratification of the reappointment of Grant
             Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending
             December 31, 1994; and

      (3) Such other business as may properly come before the Annual Meeting, including any adjournment(s)thereof.

      Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the three nominees for director named below, and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.


               OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

      The Board of Directors has set the close of business on March 21, 1994 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 15,791,918 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting.
Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor Bylaws provides for cumulative voting rights.

      The attendance, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the approval of each matter that is submitted to shareholders for approval. An independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as votes cast in the affirmative on a given matter. A broker or nominee holding shares registered in its name, or in the names of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors. If a matter had been included in the proxy to which a broker or nominee would not have discretionary voting power under applicable New York Stock Exchange rules, any broker or nominee "non-votes" would not be considered as shares entitled to vote on that subject matter and therefore would not be considered by the inspector when counting votes cast on the matter. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.







































                             SECURITY OWNERSHIP

      The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company (certain of whom constitute nominees for election as directors at the Annual Meeting), (ii) the Company's Chief Executive Officer and four other most highly compensated officers of the Company during the year ended December 31, 1993, (iii) the beneficial owner of more than 5% of the outstanding Common Stock and (iv) all directors and executive officers of the Company, as a group.



                                              Common Stock
                                            Beneficially Owned(2)
Name and Address of Beneficial Owner(1)      Shares     Percent

Belvin Friedson (6) . . . . . . . . . . . .   161,579    1.0
Jerald I. Rosen (3) . . . . . . . . . . . .    45,000    *
Bert Sager (4). . . . . . . . . . . . . . .    75,000    *
Harold Strauss. . . . . . . . . . . . . . .    36,604    *
Leonard Glazer. . . . . . . . . . . . . . .    21,052    *
Adolph Hirsch (5) . . . . . . . . . . . . .    26,000    *
David M. Friedson (6) . . . . . . . . . . .   367,772    2.3
Barbara Friedson Garrett (6). . . . . . . .   165,705    1.0
Lai Kin (7) . . . . . . . . . . . . . . . .   381,000    2.4
Felix S. Sabates. . . . . . . . . . . . . .    32,000    *
Arnold Thaler . . . . . . . . . . . . . . .    95,839    *
Harry D. Schulman . . . . . . . . . . . . .    38,242    *
R. Erwin Fischer (8). . . . . . . . . . . .       -0-    *
Franklin Resources, Inc. (9). . . . . . . .   973,900    6.2
College Retirement Equities
 Fund (10). . . . . . . . . . . . . . . . .   795,982    5.0

All directors and executive officers
  as a group (17 persons) (3)-(7) . . . . . 1,599,508    10.1


[FN]

*     Less than 1%.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified above is c/o Windmere
      Corporation, 5980 Miami Lakes Drive, Miami Lakes, Florida
      33014-2467.

(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3)   Does not include 15,000 shares owned by the wife of Jerald
      I. Rosen, as to which shares Mr. Rosen disclaims beneficial ownership.

(4)   Does not include 428,067 shares owned by the wife of Mr.
      Sager, as to which shares Mr. Sager disclaims beneficial ownership.

(5) Mr. Hirsch's term of office as a director of the Company expires on May 10, 1994. He does not intend to seek re-election.

(6) Does not include 37,157 shares owned by the wife of Mr. Friedson. Belvin Friedson disclaims beneficial ownership of any shares owned by his wife or his children. David M. Friedson and Barbara Friedson Garrett disclaim beneficial ownership of any shares owned by their siblings, Belvin Friedson or his wife.

(7)   Includes 375,000 shares owned by Ourimbah Investments,
      Limited, of which Mr. Lai Kin is Managing Director.

(8)   Does not include 1,000 shares owned by the wife of R. Erwin
      Fischer, as to which shares Mr. Fischer disclaims beneficial ownership.

(9)   The address of Franklin Resources, Inc. is 777 Mariners
      Island Boulevard, San Mateo, California 94404.

(10)  The address of College Retirement Equities Fund is 730
      Third Avenue, New York, New York 10017.

                            ELECTION OF DIRECTORS

      The Board of Directors of the Company is presently composed of three Class I directors, three Class II directors and four Class III directors, and on a rotating basis the terms of office of all of the directors in any one class expires each year.

      At the Annual Meeting of Shareholders, three directors, Barbara Friedson Garrett, Felix S. Sabates and R. Erwin Fischer are to be nominated for election to Class I of the Board of Directors, to serve until the 1997 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

      Other than Mr. Fischer, each of the nominees for election as a director of the Company is presently a member of the Board of Directors of the Company. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

      The following table sets forth certain information regarding each director and nominee for director:



                            Position With            Director
Name                    Age the Company                Since

Nominees for Election
to Class I

Barbara Friedson
  Garrett               41  Director and Executive
                            Vice President-Sales
                            and Marketing            1984
Felix S. Sabates        52  Director                 1991
R. Erwin Fischer        68  Nominee for Director     N.A.

Continuing Members of the Board

Class II Directors

Leonard Glazer          71  Director                 1979
Harold Strauss          71  Director                 1972
Lai Kin                 64  Director                 1989

Class III Directors

Belvin Friedson         69  Director and Chairman of
                            the Board                1963
David M. Friedson       38  Director, President and
                            Chief Executive Officer  1982
Jerald I. Rosen         66  Director                 1963
Bert Sager              68  Director                 1963



      Belvin Friedson founded the Company and has served as Chairman of the Board of Directors since 1963. From 1963 to January 1987, Mr. Friedson also served as Chief Executive Officer of the Company and from 1963 to January 1985, he also served as President of the Company.

      David M. Friedson has served as Chief Executive Officer of the Company since January 1987 and as President of the Company since January 1985. From January 1985 to January 1987, Mr. Friedson served as Chief Operating Officer of the Company. From June 1976 to January 1985, Mr. Friedson held various other management positions with the Company.

      Jerald I. Rosen has served as Secretary of the Company since 1977. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952.

      Bert Sager has been an attorney-at-law since 1949 and Chairman of the Board of Acorn Venture Capital Corporation, a venture capital Company, for more than the past 5 years. Mr.
Sager is also a director of Computer Products, Inc., a manufacturer of electronic products.

      Leonard Glazer retired in 1992 and is a private investor.
For more than 5 years prior thereto, Mr. Glazer was President of Professional Engineering International, Inc., an engineering consulting firm.

      Harold Strauss has been a Professor of Business Management and Organizational Behavior at the University of Miami since
1968.

      Lai Kin has been Managing Director of Durable Electrical
Metal Factory, Ltd. an 80%-owned subsidiary of the Company, since
September 1973.  In addition, Mr. Lai Kin has been Managing
Director of Ourimbah Investment, Limited, a holding and investment company, since 1989.

      Barbara Friedson Garrett has been an Executive Vice
President-Sales and Marketing of the Company since December 1988.
For ten years prior thereto, Ms. Garrett held various other management positions with the Company.

      Felix S. Sabates has been Chief Executive Officer of Top
Sales Company, Inc., an independent sales representative, since
January 1965.

      R. Erwin Fischer has been a self-employed consultant for more than the last five years, serving clients primarily in the manufacturing and overseas distribution businesses. From 1984 through 1987, Mr. Fischer also served on the Board of Directors of the Company's Canadian subsidiary.

      The Board of Directors held three meetings during 1993. All of the Company's directors other than Mr. Lai Kin and Mr. Felix Sabates attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served.





                             EXECUTIVE OFFICERS

      Belvin Friedson, David M. Friedson, Barbara Friedson Garrett and Jerald I. Rosen, each of whom are directors of the Company, are also executive officers of the Company. Reference is made to the description of the business experience of such individuals set forth above under "Election of Directors," which is incorporated herein by reference.

      The following table sets forth information with respect to the executive officers of the Company:








    Name               Age      Office

Belvin Friedson        69      Chairman of the Board of Directors
David M. Friedson      38      President, Chief Executive Officer
                               and Director
Arnold Thaler          55      Executive Vice President-Product
                               Development, Engineering and
                               Manufacturing
Barbara Friedson
 Garrett               41      Executive Vice President-Sales and
                               Marketing
Harry D. Schulman      42      Executive Vice President-Finance
                               and Administration and Chief
                               Financial Officer
Burton A. Honig        56      Vice President-Finance
Robert W. Gorman       50      Vice President-Professional
                               Products
David W. O'Neill       47      President, Windmere Consumer
                               Products, Inc.
Jerald I. Rosen        66      Secretary and Director
Mark K. Welch          36      Vice President-Sales and
                               Marketing-Consumer Products
Scott J. Andersen      40      Vice President-Key Accounts-
                               Consumer Products







      Arnold Thaler has served as an Executive Vice President-
Product Development, Engineering and Manufacturing of the Company since December 1988. For ten years prior thereto, Mr. Thaler held various other management positions with the Company.

      Harry D. Schulman has served as Executive Vice President-Finance and Administration of the Company since February 1993. From March 1990 to January 1993, he served as Senior Vice President-Finance and Administration of the Company. From January 1989 to March 1990, he was Vice President-Financial Analysis and Administration of the Company. Mr. Schulman has served as Chief Financial Officer of the Company since March 1990.

      Burton A. Honig has served as Vice President-Finance of the Company since December 1982. He was also Treasurer of the Company from March 1987 to March 1992 and from August 1981 to
December 1982.  Mr. Honig is a Certified Public Accountant.

      Robert W. Gorman has served as Vice President-Professional
Products of the Company since December 1986.

      David W. O'Neill has served as President of Windmere
Consumer Products, Inc., a significant subsidiary of the Company, since October 1984.

      Mark K. Welch has served as Vice President-Sales and Marketing-Consumer Products of the Company since February 1994. Prior thereto, from February 1985, Mr. Welch served Black & Decker Household Products, a manufacturer and distributor of household products, in various sales executive capacities, most recently as National Account Manager, a position he held since February 1992.

      Scott J. Andersen has served the Company as Vice
President-Key Accounts-Consumer Products since February 1994 and prior thereto as Vice President-Sales and Marketing-Consumer
Products since September 1992. For the three years prior thereto, Mr. Andersen served as Vice President-Sales of Sunbeam-Oster Household Products, a manufacturer and distributor of consumer appliances.

      There is no family relationship between any director, executive officer or nominee, except that David M. Friedson and Barbara Friedson Garrett are the son and daughter of Belvin
Friedson.

      Executive officers serve at the pleasure of the Board of Directors, except as otherwise provided below. See "Executive
Officers--Certain Agreements."




                    COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company has an Audit, Nominating and Compensation Committee. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

      Audit Committee. The Audit Committee reviews the scope and results of the audit of the financial statements of the Company and reviews the internal accounting, financial and operating control procedures of the Company. The Audit Committee is composed of Messrs. Hirsch, Rosen, Sager and Strauss, each of whom, in accordance with the rules of the New York Stock Exchange, is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee met three times in 1993.

      Nominating Committee. The Nominating Committee considers nominees for membership on the Board of Directors who are recommended by the Company's shareholders. Any nomination by a shareholder of a person to serve as a director of the Company may be made pursuant to notice in writing to the Secretary of the Company delivered to or mailed and received at the principal executive offices of the Company not less than 90 days prior to the meeting at which directors are to be elected; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of such meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person, (iv) any lawsuits to which such person is a party, (v) the involvement of such person in or with any business which may be competitive with the Company and
(vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors or in a Schedule 13-D pursuant to any then existing rule or regulation promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee as a director. The Nominating Committee is composed of Mr. David M. Friedson and Messrs. Glazer, Rosen, Sager and Strauss and did not meet in 1993, and the functions which in the past have been performed by such committee were performed by the Company's Board of Directors.

      Compensation Committee. The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation Committee is also responsible for the administration and award of stock options under the Company's 1992 Employee Incentive Stock Option Plan as well as the award of non-qualified stock options issued pursuant to individual stock option agreements. The Compensation Committee is composed of Messrs. Hirsch, Rosen, Sager and Sabates, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee met one time in 1993.


EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation.

      PHILOSOPHY. The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of its executive officers with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement and assist the Company in attracting and retaining qualified management. To meet these objectives, the Compensation Committee attempts to set the compensation of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry, in light of the Company's then current and anticipated performance. The Compensation Committee endorses the position that equity interest in the Company by management is beneficial in aligning executive officers' and shareholders' interests in the enhancement of shareholder value.

      COMPONENTS OF EXECUTIVE COMPENSATION. Compensation of the Company's executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and an annual bonus. Long-term incentives are provided through the grant of qualified stock options under the Company's 1992 Employee Incentive Stock Option Plan and non-qualified stock options issued pursuant to individual stock option agreements.

      BASE SALARIES. The Compensation Committee attempts to set base salaries of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry. Information about appropriate salary levels has been determined by reviewing the public disclosure of the Company's competitors and through the Company's recruiting activities. Except as described below, salaries are reviewed annually, and any increases are based on competitive practices as well as the performance of the Company and the executive officer.

      Eight of the Company's executive officers, five of whom (including the Chief Executive Officer) are named in the compensation tables following this Report, are parties to Employment Agreements with the Company. Each of these Employment
Agreements provides for an annual salary increase equal to the increase in the Consumer Price Index.

      BONUSES. Cash bonuses have been a standard and expected component of compensation at the Company when the Company has experienced particularly positive financial results.

      During 1993, in recognition of the special efforts made by selected members of senior management in the United States and Hong Kong in helping to achieve the Company's positive 1993 results, a cash incentive award was made to 30 persons in amounts not exceeding 2 1/2 months' compensation. On this basis, the Chief Executive Officer received a cash bonus of $146,538. In addition, cash bonuses of between one and two months' base salaries were paid to almost all other persons employed by the Company's subsidiaries in Hong Kong, in accordance with the customary practice in Hong Kong.

      STOCK OPTIONS. The Compensation Committee grants stock options to the Company's executive officers pursuant to the Company's 1992 Incentive Stock Option Plan and individual stock option agreements. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms at which option grants are made, the duration of the options and the number of shares subject to each option. The size of the option grants are generally based on the position level of the recipient. Through the award of stock options, the objective of aligning executive officers' long range interests with those of the shareholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

      It is the Compensation Committee's intention that, over time, compensation opportunities from option grants will constitute a significant portion of each executive officer's total compensation opportunity. However, there are not automatic grants to each executive officer every year. Instead, the Compensation Committee reviews the performance of the Company overall and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. The Chief Executive Officer received a grant of 1,500 options pursuant to the Company's 1988 Director Option Plan in June 1993.

      In December 1993, the Internal Revenue Service issued proposed regulations concerning compliance with Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended. In general, Section 162(m) disallows a public company's deduction for compensation to any one of certain employees (primarily executive officers) in excess of $1.0 million per year, unless such compensation is paid in connection with the attainment of performance goals established by the compensation committee of the board of directors and approved by the shareholders of such company. The Compensation Committee is in the process of evaluating Section 162(m) and its effect upon the Company, and is deciding whether to comply with its requirements.

      Members of the Compensation Committee are Jerald I. Rosen
(Chairman), Adolph Hirsch, Bert Sager and Felix S. Sabates.

      Summary Compensation Table. The following table sets forth the aggregate compensation paid during each of the years ended December 31, 1993, 1992 and 1991 to the Company's Chief Executive Officer (the "CEO") and each of the four most highly compensated executive officers of the Company other than the CEO in 1993.
The CEO and such other executive officers are sometimes referred to herein as the "Named Executive Officers."





                                        Annual
                                        Compensation(1)
Name and                Fiscal
Principal Position      Year            Salary         Bonus

David M. Friedson       1993           $626,051        $  146,538
President and Chief     1992           $597,818        $2,961,958
Executive Officer       1991           $597,818              $0

Arnold Thaler           1993           $245,399        $   54,962
Executive Vice          1992           $210,002        $  339,304
President-Product       1991           $210,002            $0
Development,
Engineering and
Manufacturing

Barbara Friedson        1993           $236,544        $   52,876
Garrett                 1992           $210,002        $  244,304
Executive Vice          1991           $210,002             $0
President-Sales
and Marketing




Harry D. Schulman       1993           $178,485        $   40,380
Executive Vice          1992           $140,010        $   97,912
President-Finance       1991           $140,010              $0
and Administration
and Chief Financial
Officer

Belvin Friedson         1993           $314,990              $0
Chairman of the Board   1992           $314,990              $0
of Directors            1991           $314,990              $0

(continued)

                             Long Term
                             Compensation
                             Number of              All Other
Name and                     Options                Compensa-
Principal Position           Granted(2)             tion

David M. Friedson             1,500                 $2,231  (3)
President and Chief           1,500                 $1,231
Executive Officer             1,500                 $  231

Arnold Thaler                   -0-                 $2,231  (4)
Executive Vice                  -0-                 $2,008
President-Product            50,000                 $1,008
Development,
Engineering and
Manufacturing

Barbara Friedson              1,500                 $2,357  (5)
Garrett                       1,500                 $1,231
Executive Vice               51,500                 $  231
President-Sales
and Marketing

Harry D. Schulman            25,000                 $2,609  (6)
Executive Vice                  -0-                 $1,357
President-Finance            25,000                 $  359
and Administration
and Chief Financial
Officer

Belvin Friedson               1,500                 $4,410  (7)
Chairman of the Board         1,500                 $4,410
of Directors                  1,500                 $4,410


[FN]

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.
(2) See "Option Grants Table" and "Aggregate Option Exercises and Year-End Option Value Table" below for additional information about these options.
(3) The amount indicated consists of life insurance premiums of $231 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(4) The amount indicated consists of life insurance premiums of $1,575 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(5) The amount indicated consists of life insurance premiums of $357 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(6) The amount indicated consists of life insurance premiums of $609 paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary and matching contributions made by the Company of $2,000 to its 401(k) Profit Sharing Plan.
(7) The amount indicated represents the amount of life insurance premiums paid by the Company on a policy as to which the Named Executive Officer may designate the beneficiary.


      Option Grants Table. The following table sets forth certain information concerning grants of stock options made during 1993 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights in 1993.




                  Individual Option Grants in 1993

                             % of Total
                             Options
                  Number     Granted to  Exercise
                  of Options Employees   Price      Expiration
Name              Granted    in 1993     Per Share  Date
David M. Friedson (1) 1,500    3%        $8.00      5/31/04
Arnold Thaler           -0-    -         -             -
Barbara Friedson
Garrett           (1) 1,500    3%        $8.00      5/31/04
Harry D. Schulman    25,000    47%       $6.00      1/19/99
Belvin Friedson   (1) 1,500    3%        $8.00      5/31/04


                   Alternative
                   Grant Date
Name                Value(2)
David M. Friedson   $8,367
Arnold Thaler       -
Barbara Friedson    $8,367
Garrett
Harry D. Schulman   $77,264
Belvin Friedson     $8,367



[FN]

(1)   The options were granted pursuant to the Company's 1988
      Director Option Plan, on June 1, 1993.


(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on certain assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

      Aggregate Option Exercises and Year-End Option Value Table.

The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of 1993.











                                          Number of
                                          Unexercised
                                          Options at
                                          1993 Fiscal
                     Shares               Year-End
                     Acquired    Value    Exercisable (E)
Name                 on Exercise Realized Unexercisable (U)
David M. Friedson     19,251     $41,711      41,500  (E)
                                               1,500  (U)

Arnold Thaler         19,600     $54,417      75,000  (E)
                                              32,000  (U)

Barbara Friedson
 Garrett              24,500     $77,583     106,000  (E)
                                              33,500  (U)

Harry D. Schulman      3,000     $11,250      35,000  (E)
                                              42,000  (U)

Belvin Friedson          -           -        45,000  (E)
                                               1,500  (U)

                      Value of Unexercised
                      In-the-Money Options
                      at 1993 Fiscal Year End(1)
                           Exercisable(E)
Name                      Unexercisable(U)
David M. Friedson     $153,930(E)
                      $ 50,375(U)


Arnold Thaler         $352,500(E)
                      $167,500(U)

Barbara Friedson      $483,930(E)
Garrett               $167,875(U)

Harry D. Schulman     $166,875(E)
                      $158,750(U)

Belvin Friedson       $221,430(E)
                      $    375(U)


[FN]

(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1993, which was
      $8.25.



      Comparative Performance by the Company. Set forth below is a five-year graphic comparison of the yearly percentage change in the Company's cumulative shareholder return on its Common Stock with the cumulative total return of (i) the Standard & Poor's 500 Stock Index (the "S&P Index") and
     (ii) appropriate similar companies (the "Peer Group Index"). The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, market capitalization, existence of public market for the equity securities of such companies and industry within which such companies operate.

                      INDEXED TOTAL SHAREHOLDER RETURN
Dec. 1988 = $100      WINDMERE, PEER GROUP AND S&P 500
                    DECEMBER 31, 1988 - DECEMBER 31, 1993

Measurement Period
(Fiscal Year)        Windmere    Peer Group   S&P 500
1988                 $100        $100         $100
1989                 $ 58        $123         $132
1990                 $ 17        $113         $127
1991                 $ 29        $205         $165
1992                 $ 37        $164         $178
1993                 $ 54        $123         $195


      Peer companies include National Presto Industries
Inc., Royal Appliance Manufacturing Co., Helen of Troy Corp., Toastmaster Inc. and Mr. Coffee Inc.; Goody Products Inc., which was included in the peer group in the Company's 1993 proxy statement, has been acquired and is thus no longer included in the peer group.

      NOTE: Assumes that $100 was invested on December 31, 1988 in the Company's Common Stock, the S&P 500 and the Peer Group and that dividends from each are reinvested quarterly. December 1993 figures assume September 1993 shares outstanding for the Peer Group, given data availability.

      SOURCE:       Compustat

      Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Adolph Hirsch, Jerald I. Rosen, Bert Sager and Felix S. Sabates. Messrs. Hirsch and Sager are independent directors of the Company, and are neither officers of the Company nor affiliated with any principal shareholder of the Company.
Mr. Rosen serves as Secretary of the Company, although he is not compensated for his services in such capacity. Mr. Sabates is the sole shareholder and Chief Executive Officer of Top Sales Company, Inc. ("Top Sales"). Pursuant to an agreement dated August 15, 1988 between the Company and Top Sales, Top Sales sells certain products manufactured by the Company. In 1993, the Company paid Top Sales $575,467 pursuant to this agreement. Each member of the Compensation Committee is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

      Director Compensation. Directors of the Company who are salaried employees of the Company do not receive any additional compensation for serving as a director or committee member. In 1993, non-employee directors of the Company received $1,000 per month for the first four months of 1993 and $1,500 per month during the remainder of 1993 for service on the Board of Directors and $750 for each Board of Directors' meeting attended or for each committee meeting attended.

      In 1989, the Board of Directors and the shareholders of the Company adopted the 1988 Director Option Plan (the "Director Plan") to attract and retain the services of experienced and knowledgeable directors and to provide an incentive for such persons to increase their proprietary interest in the Company's long-term success and progress.

      Under the terms of the Director Plan, which is administered by a committee composed of Burton A. Honig, Joseph Reid, the Controller of the Company, and John A. Heinlein, the Treasurer of the Company, options to purchase an aggregate of 375,000 shares of Common Stock (adjusted for the June 1988 stock split) may be issued to the directors of the Company. The Director Plan provided for the granting to each director of the Company on June 1, 1988, or as soon thereafter as reasonably possible, nonqualified options to purchase shares of Common Stock ("option shares") in an amount determined in accordance with the following formula (adjusted to reflect a 3-for-2 stock split effected on June 10, 1988):



   1,500 X  number of completed years of
            service on the Company's Board of+ 1,500 = number of
            Directors through June 1, 1988             option
                                                       shares


      In addition, 1,500 option shares will automatically be granted to each of the Company's then serving directors on June 1 (or, if June 1 is not a business day, on the next succeeding business day) of each successive year commencing on June 1, 1989 and ending with the last grant of options under the Director Plan on June 1, 1997. The option price of each option granted under the Director Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, and no option may be exercised before the first anniversary of the date upon which it was granted (the "Vesting Date"). Options granted under the Director Plan, which remain unexercised, expire upon the earlier of (i) the date which is ten years from the Vesting Date, (ii) eight months after the date the optionee ceases to be a director or (iii) one year after death. In the event of a change in control of the Company, as defined in the Director Plan, all options become immediately exercisable with respect to the full number of option shares.

      In June 1993, an automatic grant of 1,500 shares was made to each of the Company's directors.

Employment Contracts.

      The Company has entered into an employment agreement with David M. Friedson, dated July 18, 1983, which has been amended from time to time. Under this agreement, among other things, Mr. Friedson was employed for a five-year term, commencing July 18, 1983, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. This Agreement provides for a minimum annual base salary which, as of December 31, 1993, was $679,380, which amount is subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If, at any time during the term of the agreement, there shall be a change in control of the Company, then Mr. Friedson shall have the option of terminating his employment upon 60 days' notice and, in such event, any outstanding options held by Mr. Friedson may be exercised and sold without restrictions imposed by the Company, and the Company shall pay Mr. Friedson a lump sum equal to three times Mr. Friedson's then annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due and payable under this agreement. In consideration for such lump sum payment, Mr. Friedson has agreed to consult with the Company and its officers after termination of his employment, if requested to do so, for a period of four years from the date of such termination, devoting such time to such services as Mr. Friedson believes to be reasonable.

      The Company has entered into an employment agreement with Belvin Friedson, dated January 5, 1987, which has been amended from time to time. Under this agreement, among other things, Mr. Friedson was retained by the Company to continue to serve as Chairman of the Board of Directors and to serve as an advisor and consultant to the Company for a five-year period which is automatically extended for an additional one-year period unless four years' written notice not to extend is provided by the Company or Mr. Friedson (the "Advisory Period"). As of December 31, 1993, Mr. Friedson's annual compensation was $314,990, which amount is subject to adjustment in subsequent periods according to any increase in the Consumer Price Index, in addition to other benefits. During the Advisory Period, Mr. Friedson is restricted from competing with the Company as set forth in the agreement.
If at any time during the Advisory Period, there shall be a change in control of the Company, then Mr. Friedson shall have the option of terminating the Advisory Period upon reasonable notice, and, upon such termination, the Company shall pay Mr. Friedson a lump sum equal to the sum of the payments to be made to Mr. Friedson during the Advisory Period discounted by a factor of 10% for each year in which such payments are accelerated.
Such payment would be in lieu of any advisory compensation remaining to be paid under this agreement.

      The Company has entered into employment agreements with Arnold Thaler, Barbara Friedson Garrett and Harry D. Schulman (collectively, the "Employees"). These agreements, as amended from time to time, provide, among other things, for the employment of Mr. Thaler, Ms. Garrett and Mr. Schulman as Executive Vice Presidents, each for an initial term of three years, which terms are each automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under these agreements, the Employees are each entitled to a minimum annual base salary which, as of December 31, 1993, was $250,016 for Mr. Thaler, $240,006 for Ms. Garrett and $180,024 for Mr. Schulman, which amounts are subject to adjustment in subsequent periods according to changes in the Consumer Price Index, in addition to other benefits. If at any time during the term of these agreements, there shall be a change in control of the Company, then each Employee shall have the option of terminating his or her employment upon 60 days' notice and, in such event, any outstanding options held by the Employee may be exercised and sold without restrictions imposed by the Company, and the Company shall pay such Employee a lump sum equal to three times the Employee's prevailing annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements. In consideration for such lump sum payment, each Employee has agreed to consult with the Company and its officers after termination of his or her employment, if requested to do so, for a period of four years from the date of such termination, devoting only such time to such services as the Employee believes to be reasonable.


                            CERTAIN TRANSACTIONS

      The Company has agreed to use its best efforts to recommend to its shareholders and directors that Lai Kin, the Managing Director of Durable, an 80% owned subsidiary of the Company ("Durable"), and of Ourimbah, be appointed as, and remain a member of, the Company's Board of Directors for such time as Mr. Lai continues to be an indirect shareholder of the Company and continues to be employed by Durable and/or any other affiliate of the Company. Upon Mr. Lai's resignation or termination as Managing Director of Durable, the Company has agreed to employ Mr. Lai as a consultant to the Company and Durable and any of their affiliates at a salary equal to 60% of Mr. Lai's annual base salary from Durable in the fiscal year immediately preceding his resignation or termination from Durable. Pursuant to this agreement, Mr. Lai will be employed as a consultant for a three-year period which is automatically extended by one year on the first day of the second year of each three-year period unless two years' prior written notice is given to terminate the agreement, in which event the term of the agreement will be automatically extended for one additional year beyond the expiration of the then current three year period. During 1993, Durable's sales of products to the Company were approximately $72.8 million.

      As of January 2, 1989, the Company, PPC Industries 1980 Limited, a subsidiary of the Company ("PPC"), and Ourimbah entered into an agreement, which terminates on December 31, 1995, which agreement provides, among other things, that Ourimbah has the right and option to sell all, but not less than all, of the ordinary voting shares of Durable owned by Ourimbah to PPC if:
(1) Ourimbah receives notice from PPC that a change in the beneficial ownership of at least 18% of the Company's outstanding Common Stock is imminent, (2) such change in ownership could, in the opinion of a majority of the members of the Board of Directors of PPC, result in a diminution of the compensation, responsibilities or position of any member of the Company's management such that a member of the Company's management could not in good faith continue to fulfill responsibilities for which he or she is employed, and (3) such change in ownership would not be the result of any bulk transfer of the shares of Common Stock owned by any member of the Company's management. In such case, PPC is obligated to purchase all of the ordinary voting shares of Durable owned by Ourimbah at a price equal to the greater of:
(1) the same multiple of earnings per share of Durable as the highest multiple of earnings per share paid for control of the Company, or (ii) the same multiple of net asset value per share of Durable as the highest multiple of price per net asset value per share paid for control of the Company, provided that, subsequent to the exercise of the option by Ourimbah, the Company and PPC would then own at least 95% of the outstanding ordinary voting shares of Durable.

      Reference is made to "Executive Compensation - Compensation
Committee Interlocks and Insider Participation" for a discussion of the relationship between Felix Sabates, Top Sales and the Company.




                      RATIFICATION OF THE REAPPOINTMENT
                          OF THE COMPANY'S AUDITOR

      The Board of Directors recommends that the appointment of Grant Thornton, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 1994, be ratified by the Company's shareholders. Grant Thornton has audited the books and records of the Company since 1976.
Although the appointment of Grant Thornton as independent auditors of the Company does not require ratification, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of shareholders on this matter is advisory in nature and has no binding effect upon the Board of Directors' appointment of Grant Thornton. A representative of Grant Thornton is expected to be present at the Annual Meeting to make a statement, if he desires to do so, and to respond to appropriate questions.


                               OTHER BUSINESS

      As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business to be presented at the Company's 1994 Annual Meeting of Shareholders. If any other business should properly come before the Company's 1994 Annual Meeting of Shareholders, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.


                INFORMATION CONCERNING SHAREHOLDER PROPOSALS

      Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company's 1995 Annual Meeting of Shareholders must be received in writing by the Company's Secretary at the Company's principal executive offices not later than December 5, 1994 in order to be included in the Company's Proxy Statement and form of Proxy relating to that Annual Meeting.


                                       Jerald I. Rosen, Secretary

Miami Lakes, Florida
April 11, 1994